Exhibit 99.1

        Pacific Capital Bancorp Receives All Regulatory Approvals Needed
                   for Acquisition of First Bancshares, Inc.


    SANTA BARBARA, Calif.--(BUSINESS WIRE)--July 14, 2005--Pacific Capital Bancorp (Nasdaq:PCBC) announced today that it has received all necessary regulatory approvals related to its pending acquisition of First Bancshares, Inc.(Pink Sheets:FSLO). Reviewing agencies included the Board of Governors of the Federal Reserve System, the California Department of Financial Institutions and the Office of the Comptroller of the Currency. Additionally, the acquisition was approved by the shareholders of First Bancshares at a special meeting held on June 14.
    Under the definitive agreement, which was announced February 28, 2005, Pacific Capital Bancorp will acquire First Bancshares in an all cash transaction valued at approximately $60.8 million or $48 per each diluted share of FSLO common stock. The transaction is expected to close prior to the opening of the business day on August 1, 2005.
    First Bancshares is a San Luis Obispo-based bank holding company with $306.4 million in assets and $249.8 million in deposits at March 31, 2005. It conducts business through its wholly owned subsidiary, First Bank of San Luis Obispo. First Bank will become an additional brand of Pacific Capital Bank, N.A., and will continue to operate under the same name following the close of the transaction.
    Pacific Capital Bancorp, with $6.2 billion in assets, is the parent company of Pacific Capital Bank, N.A., a nationally chartered bank that operates under the local brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, San Benito Bank, and Pacific Capital Bank. The Company's website can be found at www.pcbancorp.com

    Forward-Looking Statements

    This press release contains forward-looking statements with respect to the financial condition, results of operation and business of Pacific Capital Bancorp and First Bancshares, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements that relate to future financial performance and condition, and pending mergers. These forward-looking statements involve certain risks and uncertainties, many of which are beyond Pacific Capital Bancorp's control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others: 1) the success of Pacific Capital Bancorp at integrating First Bancshares, Inc. into its organization; 2) changes in the interest rate environment reducing interest margins or increasing interest rate risk; 3) deterioration in general economic conditions, internationally, nationally or in the State of California; 4) increased competitive pressure among financial services companies; 5) legislative or regulatory changes adversely affecting the businesses in which Pacific Capital Bancorp and/or First Bancshares, Inc. engage; 6) the impact of any future terrorist acts or military actions; and 7) other risks detailed in reports filed by Pacific Capital Bancorp with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and neither Pacific Capital Bancorp nor First Bancshares, Inc. undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.



    CONTACT: Pacific Capital Bancorp
             Deborah Whiteley, 805-884-6680
             Debbie.Whiteley@pcbancorp.com